Exhibit 99.8




                                           Loss and Delinquency Table(1)
                                               (Dollars in Thousands)


                                                                                  At or for the      At or for the
                         At or for the       At or for the     At or for the      Four Months         Four Months
                           Year Ended         Year Ended         Year Ended          Ended              Ended
                          November 30,        November 30,      November 30,       March 31,           March 31,
                              1999                2000              2001             2001                2002
                       ------------------- ------------------ ------------------ ----------------- ------------------
Portfolio Unpaid           $1,039,662         $1,484,867         $2,928,485        $1,957,007         $3,347,034
Principal Balance(2)

Average Portfolio            $904,627         $1,303,052         $2,226,183        $1,713,174         $3,128,010
Unpaid Principal
Balance(3)

60+ Days                        3.11%              4.29%              4.11%             3.50%              4.51%
Delinquent(4)

Real Estate Owned(5)          $11,944            $10,664            $13,002           $15,070            $12,219

Total Credit                    0.28%              0.18%              0.25%          0.23%(7)           0.24%(7)
Losses(6)


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(1)  This table  includes only  mortgage  loans owned and serviced by Equity One and its subsidiaries and real estate owned by Equity One and its subsidiaries.

(2) Portfolio Unpaid Principal Balance is the net amount of (a) principal to be paid on each mortgage loan, (b) loan origination fees, net of costs, (c) unearned interest and (d) other miscellaneous deferred charges and fees; and excludes the principal balance of each mortgage loan for which the related mortgaged property had been acquired through foreclosure or deed in lieu of foreclosure by that date.

(3) Average Portfolio Unpaid Principal Balances are calculated by summing monthly Portfolio Unpaid Principal Balances and dividing by the number of months summed (i.e., thirteen (13) in the case of the annual figures and five (5) in the case of the four month figures).

(4) Delinquency percentages are calculated as the dollar amount of the unpaid principal balance of the mortgage loans that are delinquent divided by the Portfolio Unpaid Principal Balance. Delinquency percentages do not include the principal balance of mortgage loans as to which the related mortgaged property had been acquired through foreclosure or deed in lieu of foreclosure by that date. For the columns entitled, "At or for the Year Ended November 30, 2001," "At or for the Four Months Ended March 31, 2001" and "At or for the Four Months Ended March 31, 2002" only, delinquency percentages are calculated based on the number of days payments are contractually past due and assumes 30-day months. Consequently, a payment due on the first day of a month is not 30 days delinquent until the first day of the following month.

(5) Real estate owned represents the aggregate estimated fair value of the properties acquired through foreclosure or deed in lieu of foreclosure.

(6) Total Credit Losses includes charge-offs of principal, net of subsequent recoveries, relating to mortgage loans written off as uncollectible and initial write-downs of loans upon transfer to real estate owned. It does not include (a) subsequent write downs of real estate owned balances, (b) expenses associated with maintaining, repairing, and selling foreclosed properties and real estate owned and (c) losses (gains) on the disposition of real estate owned.

(7)  Annualized.